                                                                    EXHIBIT 4(e)

[PRUDENTIAL FINANCIAL LOGO]           Pruco Life Insurance Company of New Jersey
                                      751 Broad Street
                                      Newark, New Jersey 07102

                                      a Prudential Financial company

This is an annuity contract. Subject to the provisions of the Contract, and in consideration of any Purchase Payments you make and we accept, we will make Annuity Payments starting on the Annuity Date shown on the Contract Data pages.

BENEFITS AND VALUES UNDER THIS CONTRACT MAY BE ON A VARIABLE BASIS. AMOUNTS DIRECTED INTO ONE OR MORE OF THE VARIABLE INVESTMENT OPTIONS WILL REFLECT THE INVESTMENT EXPERIENCE OF THOSE INVESTMENT OPTIONS. THEY ARE SUBJECT TO CHANGE BOTH UP AND DOWN AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. AMOUNTS DIRECTED INTO A MARKET VALUE ADJUSTMENT OPTION MAY BE ADJUSTED UPWARD OR DOWNWARD BY THE APPLICATION OF A MARKET VALUE ADJUSTMENT FORMULA. THE MARKET VALUE ADJUSTMENT APPLIES TO WITHDRAWALS AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. HOWEVER, SUCH PAYMENTS MADE BY US WITHIN THE 30 DAYS IMMEDIATELY FOLLOWING THE END OF A GUARANTEED INTEREST RATE PERIOD, PAYMENT OF THE CHARGE-FREE AMOUNT, AND A DEATH BENEFIT PAID DURING THE ACCUMULATION PHASE ARE NOT SUBJECT TO A MARKET VALUE ADJUSTMENT. SEE THE "MARKET VALUE ADJUSTMENT (MVA) OPTION" PROVISION FOR A DESCRIPTION OF THE FORMULA, AND THE VALUES AVAILABLE WITHOUT AN ADJUSTMENT.

Please read the Contract carefully; it is a legal contract between you and Pruco Life Insurance Company of New Jersey. Expense charges applicable to the Contract are shown on the Contract Data pages. If you have a question about the Contract, or a claim, see your representative or contact the Annuity Service Center.

RIGHT TO CANCEL CONTRACT

This Contract may be returned within 10 days after you receive it. It can be mailed or delivered to either us, at the Annuity Service Center, or the representative who sold it to you. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned Contract will be cancelled upon our receipt, and we will return an amount equal to the sum of (i) the difference between Purchase Payments received, including any fees or other charges, and the amount(s) allocated to the Allocation Options under the Contract, and (ii) the Contract Value as of the date the Contract is mailed or delivered to us or to the representative who sold it to you. A Market Value Adjustment will not be applied to the amount paid during the Right to Cancel period.

                          READ YOUR CONTRACT CAREFULLY

Signed for Pruco Life Insurance Company of New Jersey,
A New Jersey Corporation.

/s/ [CLIFFORD E. KIRSCH]                        /s/ Vivian Banta

      Secretary                                    President

                  INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE
                                ANNUITY CONTRACT

                                NONPARTICIPATING

ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. AMOUNTS DIRECTED TO A MARKET VALUE ADJUSTMENT OPTION MAY BE ADJUSTED UPWARD OR DOWNWARD BY APPLICATION OF MARKET VALUE ADJUSTMENT FORMULA.

                                TABLE OF CONTENTS

CONTRACT DATA PAGES.....................................................................    3

DEFINITIONS.............................................................................    4

PURCHASE PAYMENTS.......................................................................    6

CONTRACT VALUE..........................................................................    7

VARIABLE SEPARATE ACCOUNT...............................................................    7

MARKET VALUE ADJUSTMENT.................................................................    8

FIXED RATE INVESTMENT OPTION............................................................   10

DOLLAR COST AVERAGING (DCA) FIXED RATE INVESTMENT OPTION................................   11

CONTRACT MAINTENANCE CHARGE.............................................................   11

TRANSFERS...............................................................................   12

WITHDRAWALS.............................................................................   12

GUARANTEED MINIMUM DEATH BENEFIT........................................................   13

SPOUSAL CONTINUANCE BENEFIT ............................................................   15

ANNUITY AND SETTLEMENT OPTIONS..........................................................   16

BENEFICIARY.............................................................................   17

SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS FROM THE SEPARATE ACCOUNT...............   17

GENERAL PROVISIONS......................................................................   18

VALUES AND BENEFITS.....................................................................   18

ANNUITY SETTLEMENTS TABLES..............................................................   19

                                  CONTRACT DATA

OWNER:            [John Doe]        SEX:    [M]          AGE AT ISSUE:     [35]
JOINT OWNER:      [Mary Doe]        SEX:    [F]          AGE AT ISSUE:     [35]
ANNUITANT:        [John Doe]        SEX:    [M]          AGE AT ISSUE:     [35]
CO-ANNUITANT:     [Mary Doe]        SEX:    [F]          AGE AT ISSUE:     [35]

CONTRACT NUMBER:  [12345]                   CONTRACT DATE:    [April 1, 2002]
PLAN TYPE:        [Non-Qualified]           ANNUITY DATE:     [April 1, 2062]

PURCHASE PAYMENTS:

      INITIAL PURCHASE PAYMENT: [$10,000.00]

      MINIMUM SUBSEQUENT PURCHASE PAYMENT: $500. The Minimum Subsequent Purchase payment for automatic purchase plans, if available, is $100.

      ANNUAL PURCHASE PAYMENT LIMITS: The total of all Purchase Payments (net of Purchase Payments withdrawn) made into this Contract in the first Contract Year may not exceed $7,000,000. The total of all Purchase Payments (net of Purchase Payments withdrawn) made into this Contract in any Contract Year after the first Contract Year may not exceed $2,000,000. Purchase Payments of greater value may be allowed with our prior approval.

      AGGREGATE PURCHASE PAYMENT LIMIT: The total of all Purchase Payments (net of Purchase Payments withdrawn) made into this Contract may not exceed $7,000,000. Purchase Payments of greater value may be allowed with our prior approval.

BENEFICIARY:

      As designated by Owner at Contract Date unless changed in accordance with the Contract provisions.

CONTRACT MAINTENANCE CHARGE

      If your Contract Value is less than $75,000, we will charge a Contract Maintenance Charge of the lesser of $30 or 2% of the Contract Value. This charge is deducted on the Contract Anniversary and when a surrender of the Contract occurs, if the Contract Value at the time is then less than $75,000. The Contract Maintenance Charge will be deducted on a pro-rata basis from all Allocation Options to which your Contract Value is allocated. We reserve the right to raise the Contract Value amount over which we will waive the Contract Maintenance Charge.

INSURANCE CHARGE:

      This charge depends on whether you have elected the Guaranteed Minimum Death Benefit ("GMDB") feature. This charge is deducted daily from the assets in each of the Subaccounts. If you do not elect the GMDB feature, you do not elect a GMDB Protected Value option, and your death benefit is equal to the base death benefit as described in the Guaranteed Minimum Death Benefit section of the Contract.

      [ ] You have not elected the GMDB feature. Therefore, the daily rate is 0.00380909%, which is equivalent to an annual rate of 1.40%.

      [ ] You have elected the GMDB feature and the GMDB Protected Value option of the GMDB Step-Up. Therefore, the daily rate is 0.00448376%, which is equivalent to an annual rate of 1.65%.

ALLOCATION GUIDELINES:

      Currently, you may select any Allocation Option which is available at the time the Purchase Payment or transfer is made, with exception of the DCA Fixed Rate Investment Option for which there may be certain limitations. An amount of at least $2,000 must be allocated to the DCA Fixed Rate Investment Option, and at least 1% of the Invested Purchase Payment must be allocated to any other Allocation Option. Allocations made pursuant to automatic rebalancing or dollar cost averaging (not part of the DCA Program) are not subject to these limitations. We reserve the right to limit the availability of the Allocation Options, if necessary, in order to comply with federal, state or local law.

                                     Page 3A

ALLOCATION OPTIONS:

VARIABLE INVESTMENT OPTIONS:

      The following variable investment options are available through allocation to subaccounts of the Pruco Life of New Jersey Flexible Premium Variable Annuity Account. We reserve the right to limit the availability of the below options, if necessary, in order to comply with federal, state or local law.

      [THE PRUDENTIAL SERIES FUND, INC.

         Prudential Equity Portfolio
         Prudential Global Portfolio
         Prudential Jennison Portfolio
         Prudential Money Market Portfolio
         Prudential Stock Index Portfolio
         Prudential Value Portfolio
         SP Aggressive Growth Asset Allocation Portfolio
         SP AIM Aggressive Growth Portfolio
         SP AIM Core Equity Portfolio
         SP Alliance Large Cap Growth Portfolio
         SP Alliance Technology Portfolio
         SP Balanced Asset Allocation Portfolio
         SP Conservative Asset Allocation Portfolio
         SP Davis Value Portfolio
         SP Deutsche International Equity Portfolio
         SP Growth Asset Allocation Portfolio
         SP INVESCO Small Company Growth Portfolio
         SP Jennison International Growth Portfolio
         SP Large Cap Value Portfolio
         SP MFS Capital Opportunities Portfolio
         SP Mid Cap Growth Portfolio
         SP PIMCO High Yield Portfolio
         SP PIMCO Total Return Portfolio
         SP Prudential U.S. Emerging Growth Portfolio
         SP Small/Mid Cap Value Portfolio
         SP Strategic Partners Focused Growth Portfolio

     JANUS ASPEN SERIES

         Janus Aspen Series Growth Portfolio - Service Shares]

                                     Page 3B

INTEREST RATE INVESTMENT OPTIONS:

      The following interest rate investment options are currently available. We may add other options in the future.

      DCA FIXED RATE INVESTMENT OPTION:

      MINIMUM GUARANTEED INTEREST RATE: 3%
      INITIAL INTEREST SEGMENT INTEREST RATE FOR 6 MONTH OPTION: [7%] INITIAL INTEREST SEGMENT INTEREST RATE FOR 12 MONTH OPTION: [8%]

      FIXED RATE INVESTMENT OPTION:

      MINIMUM INTEREST CREDITING RATE:  3%
      INITIAL INTEREST SEGMENT INTEREST RATE:  [5%]
      INITIAL BASE INTEREST CREDITING RATE: [4%]
      INITIAL ADDITIONAL INTEREST CREDITING RATE: [1%]

      THE ADDITIONAL INTEREST CREDITING RATE IS APPLIED ONLY FOR THE FIRST YEAR OF ANY ALLOCATION TO THE FIXED RATE INVESTMENT OPTION, IT DOES NOT APPLY TO AMOUNTS TRANSFERRED TO THE FIXED RATE INVESTMENT OPTION FROM ANY OTHER ALLOCATION OPTION.

      [THE INITIAL BASE INTEREST CREDITING RATE CREDITED WILL BE [0.15%] LESS THAN THE RATE THAT WOULD BE CREDITED IF THE CONTRACT DID NOT CONTAIN AN INITIAL ADDITIONAL INTEREST CREDITING RATE. THIS REDUCTION IN BASE INTEREST CREDITING RATE WILL REMAIN IN EFFECT THROUGHOUT THE ACCUMULATION PERIOD. IN NO EVENT WILL THE BASE INTEREST CREDITING RATE EVER BE LESS THAN THE MINIMUM INTEREST CREDITING RATE SHOWN ABOVE.]

      MARKET VALUE ADJUSTMENT OPTION

      MINIMUM INTEREST CREDITING RATE: 3%

                         INITIAL GUARANTEED      INITIAL GUARANTEED
     MVA OPTION          INTEREST RATE PERIOD        INTEREST RATE
     ----------          --------------------        -------------
     [[ ]1 Year                  1 Year                    X%
     [ ] 2 Years                 2 Years                   X%
     [ ] 3 Years                 3 Years                   X%
     [ ] 4 Years                 4 Years                   X%
     [ ] 5 Years                 5 Years                   X%
     [ ] 6 Years                 6 Years                   X%
     [ ] 7 Years                 7 Years                   X%
     [ ] 8 Years                 8 Years                   X%
     [ ] 9 Years                 9 Years                   X%
     [ ] 10Years                 10 Years                  X%]

                                     Page 3C

TRANSFERS:

      NUMBER OF TRANSFERS PERMITTED: Currently, there are no limits on the number of transfers that can be made among Subaccounts. We reserve the right to change this, but the Owner will always be allowed at least 12 transfers among Subaccounts in a Contract Year.

      TRANSFER CHARGE: The Transfer Charge for each transfer after the first 12 in a Contract Year is $25. The charge is taken pro-rata from the Allocation Options from which the transfer is made. Transfers made due to automatic rebalancing and dollar cost-averaging (whether or not part of a DCA Program) will not be counted for purposes of the Transfer Charge.

      MINIMUM AMOUNT TO BE TRANSFERRED: Subject to the restrictions contained in the Contract on transfers, the minimum transfer amount is $250 or your entire interest in any Allocation Option, if less. This requirement is waived if the transfer is pursuant to automatic rebalancing. The minimum periodic transfer amount for amounts transferred pursuant to the dollar cost averaging feature or from the DCA Fixed Rate Investment Option under a DCA Program is $100.

WITHDRAWALS:

      WITHDRAWAL CHARGE: The Withdrawal Charge is a percentage of the amount withdrawn that is subject to a charge, and depends on the number of Contract Anniversaries that have elapsed since a Purchase Payment was made.

                  Number of Contract
                Anniversaries Since Date
                 of Each Purchase              Withdrawal
                       Payment                   Charge
                       -------                   ------
                        0                          7%
                        1                          6%
                        2                          5%
                        3                          4%
                        4                          3%
                        5                          2%
                        6                          1%
                        7+                         0%

      CHARGE-FREE AMOUNT: A certain amount (the Charge-Free Amount) may be withdrawn without incurring a Withdrawal Charge. Prior to the first Contract Anniversary, the Charge-Free Amount is equal to 10% of the initial Purchase Payment. The Charge-Free Amount available in any Contract Year after the first is calculated on the Contract Anniversary date. The Charge-Free Amount in any Contract Year after the first is equal to 10% of the sum of gross Purchase Payments that are subject to Withdrawal Charges as of the Contract Anniversary date. Purchase Payments subject to a Withdrawal Charge are withdrawn on a first-in, first-out basis for purposes of determining the Charge-Free Amount.

      MINIMUM AMOUNT WHICH MAY BE WITHDRAWN: The minimum amount which may be withdrawn is $250. The minimum amount which may be withdrawn under a systematic withdrawal plan is $100.

      MINIMUM CONTRACT VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A
      WITHDRAWAL: The minimum Contract Value which must remain in the Contract in order to keep the Contract inforce after a withdrawal is $2,000.

                                     Page 3D

ENDORSEMENTS:

      [Individual Retirement Annuity Endorsement]

ANNUITY SERVICE CENTER:

      [Annuity Service Center
      P.O. Box 7960
      Philadelphia, PA  19101]

                                     Page 3E

                                   DEFINITIONS

ACCUMULATION PERIOD: The period from, and including, the Contract Date to, but excluding, the Annuity Date.

ADDITIONAL INTEREST CREDITING RATE: A rate of interest credited to amounts allocated to the Fixed Rate Investment Option. The Additional Interest Crediting Rate will be declared on or before the date on which allocations are made. The Additional Interest Crediting Rate will only be credited for the first year of each such allocation. The Additional Interest Crediting Rate will not apply to amounts transferred to the Fixed Rate Investment Option from any other Allocation Option.

ADJUSTED CONTRACT VALUE: The Contract Value as of the Annuity Date, adjusted for any Market Value Adjustment, less any applicable charges for any type of tax (or component thereof) measured by or based on the amount of Purchase Payment we receive. The applicable Annuity Table is applied to this amount to determine the initial Annuity Payment.

ALLOCATION OPTIONS: Those investment options available under the Contract as of any given time to which Contract Value may be allocated. Allocation Options as of the Contract Date are shown on the Contract Data pages.

ANNUITANT: The person named on the first page upon whose continuation of life any Annuity Payment involving life contingencies depends. If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant, if the requirements for changing Annuity Date are met (see definition of Annuity
Date). If there is no surviving or eligible Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. You then have 60 days from the date we receive due proof of death of the Annuitant or Co-Annuitant to name a new Annuitant. If no new Annuitant is named during that 60 day period, the Owner will remain the Annuitant. You may not change an Annuitant or Co-Annuitant and may add or remove an Annuitant or Co-Annuitant only with our prior approval.

ANNUITY DATE: The date the first Annuity or Settlement Payment to the Payee is due. The Annuity Date is shown on the original Contract Data pages. You must have our permission to change the Annuity Date. The maximum annuity age is the later of age 90 or the 10th Contract Anniversary. If there is a new Annuitant due to the death of the Annuitant, and the new Annuitant is older than the prior Annuitant, the Annuity Date will be based on the age of the new Annuitant; however, any such changed Annuity Date must be at least one year after the Contract Date, must be earlier than the date shown on the Contract Data pages, cannot be later than the Contract Anniversary next following the new Annuitant's 90th birthday, or, if later, the tenth Contract Anniversary, and must be consistent with applicable law at the time.

ANNUITY OR SETTLEMENT PAYMENTS: The series of payments made to you or any named payee after the Annuity Date as described under the Annuity or Settlement Option selected.

ANNUITY PERIOD: The period of time, beginning on the Annuity Date, during which Annuity or Settlement Payments are made.

ANNUITY SERVICE CENTER: The office indicated on the Contract Data pages to which notices, requests and Purchase Payments must be sent. All sums payable to us under the Contract must be sent to the Annuity Service Center. The Annuity Service Center address may be changed at any time. You will be notified in advance and in writing of any change in address.

BASE INTEREST CREDITING RATE: A rate of interest credited to amounts allocated or transferred to the Fixed Rate Investment Option. The Base Interest Crediting Rate will be declared on or before the date on which allocations or transfers are made. In no event will this rate be less than the Minimum Interest Crediting Rate, as shown on the Contract Data pages.

BENEFICARY: The person(s) or entity(ies) who has the right to receive the death benefit upon the death of the first to die of the Owner or Joint Owner. The Owner must be the primary Beneficiary of the Joint Owner, and the Joint Owner must be the primary Beneficiary of the Owner.

BUSINESS DAY: Any day the New York Stock Exchange and the Company are open for business.

CHARGE-FREE AMOUNT: The Charge-Free Amount is a portion of the Contract Value that may be withdrawn without incurring a Withdrawal Change.

CO-ANNUITANT: The person shown on the Contract Data pages who becomes the Annuitant upon the death of the Annuitant before the Annuity Date. No Co-Annuitant may be designated if the Owner is a non-natural person.

COMPANY: Pruco Life Insurance Company of New Jersey, a New Jersey corporation.

CONTRACT ANNIVERSARY: The same day and month as the Contract Date in each later year.

CONTRACT DATE: The date shown on the Contract Data pages on which the first Contract Year begins.

CONTRACT SURRENDER VALUE: The Contract Value, adjusted for any Market Value Adjustment, less any applicable Withdrawal Charge, optional benefit charge, Contract Maintenance Charge, or charge for any type of tax (or component thereof) measured by or based on the amount of Purchase Payment we receive.

CONTRACT VALUE: The dollar value as of any Business Day prior to the Annuity Date of all amounts accumulated under this Contract.

CONTRACT YEAR: A year which starts on the Contract Date or on a Contract Anniversary.

DOLLAR COST AVERAGING (DCA) FIXED RATE INVESTMENT OPTION: A portion of the General Account into which you may allocate Invested Purchase Payments. It does not share in the investment experience of any Subaccount of the Variable Separate Account.

DOLLAR COST AVERAGING (DCA) INTEREST SEGMENT: A DCA Interest Segment is a portion of the DCA Option that is created whenever you allocate all or part of an Invested Purchase Payment to the DCA Option.

DOLLAR COST AVERAGING (DCA) PROGRAM: A DCA Program permits you to allocate all or part of an Invested Purchase Payment to the DCA Option and automatically transfer amounts on a periodic basis from the DCA Option to selected Allocation Options for a given period of time.

EARNINGS: The excess of the Contract Value over the sum of all Purchase Payments made and not yet withdrawn.

GOOD ORDER: An instruction received at the Annuity Service Center, utilizing such forms, signatures and datings as we require, that is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. We will notify you if an instruction is not in Good Order.

GUARANTEED INTEREST RATE (GIR) PERIOD: The number of years for which a particular Guaranteed Interest Rate is applicable to an amount allocated or transferred to an MVA Option. A Guaranteed Interest Rate Period not exceeding 5 years will always be available.

GUARANTEED INTEREST RATE (GIR): The interest rate applicable to an amount allocated or transferred to a Market Value Adjustment Option. The Guaranteed Interest Rate will never be less than the Minimum Interest Crediting Rate for the Market Value Adjustment Option, as shown on the Contract Data pages.

INTEREST RATE INVESTMENT OPTIONS: Those interest rate option(s) available under the Contract as of any given time. Interest Rate Investment Option(s) as of the Contract Date are shown on the Contract Data pages.

INTEREST SEGMENT INTEREST RATE: The rate at which interest is credited to a one-year interest segment. It is equal to the sum of the Base Interest Crediting Rate and any applicable Additional Interest Crediting Rate.

INVESTED PURCHASE PAYMENTS: The balance of each Purchase Payment after we make any applicable deduction for charges for any type of tax (or component thereof) measured by or based on the amount of Purchase Payment we receive.

JOINT OWNER: The person, if named on the Contract Data pages as the Joint Owner, who shares ownership rights with the Owner, as defined under this Contract, and has the right to receive a death benefit upon the death of the Owner. You may add, change, or remove a Joint Owner, subject to our rules. The Contract may never have more than one Joint Owner. No Joint Owner is allowed for IRAs or other tax-qualified contracts. Unmarried persons who wish to own the Contract jointly should consult with their tax advisor.

MARKET VALUE ADJUSTMENT OR MVA: The amount by which any portion of Contract Value in an MVA Option is adjusted if withdrawn, transferred or annuitized at any time other than the 30-day period immediately following the end of the Guaranteed Interest Rate Period. A Market Value Adjustment can be a positive or a negative adjustment. An MVA may be applied even if the Contract has been continued by a surviving spouse under the spousal continuance provision.

MARKET VALUE ADJUSTMENT (MVA) OPTION: An interest rate option that credits a declared interest rate for a stipulated period of time. Withdrawals or transfers may be subject to a Market Value Adjustment, which can be a positive or a negative adjustment. We may offer multiple MVA Options at any one time, each with a different interest rate and guarantee period. Amounts allocated or transferred to a Market Value Adjustment Option are held in the Separate Account identified on the Contract Data pages.

OWNER: The person or entity named on the Contract Data pages who has ownership rights as defined under the Contract, provided that, if a Joint Owner is named, the Owner shares ownership rights with the Joint Owner, as defined under this Contract, and has the right to receive a death benefit upon the death of the Joint Owner. You may change the Owner subject to our rules. Any change of an Owner will be effective on the date the change request is signed, provided we receive such request in Good Order.

PAYEE: The person who has a right to receive Annuity or Settlement Payments under the Annuity and Settlement Options provision of this Contract. The Payee can be designated as revocable or irrevocable at your discretion if you do not designate a Payee at least 5 Business Days before the Annuity date, the Owner will become the Payee.

PURCHASE PAYMENT: A payment you make to this Contract.

SUBACCOUNT: Variable Separate Account assets are divided in Subaccounts. Assets of each Subaccount will be invested in shares of a Variable Investment Option.

VARIABLE INVESTMENT OPTION: Those investment options available under the Contact through the Subaccounts as of any given time. Variable Investments Options as of the Contract Date are shown on the Contract Data pages.

VARIABLE SEPARATE ACCOUNT: A segregated asset account maintained by us to support this and certain other contracts. The segregated asset account(s) available as of the Contract Date is shown on the Contract Data pages.

WE, OUR AND US: Pruco Life Insurance Company of New Jersey.

WITHDRAWAL CHARGES: A charge assessed on partial or full withdrawals during the Withdrawal Charge Period. The Withdrawal Charge equals a percentage, shown on the Contract Data pages, of the amount subject to the charge.

WITHDRAWAL CHARGE PERIOD: The number of Contract Anniversaries since each Purchase Payment during which Withdrawal Charges are applied to withdrawals of amounts in the Contract. The Withdrawal Charge Period is shown on the Contract Data pages.

YOU AND YOUR: The Owner of the Contract if there is no Joint Owner; if there is a Joint Owner, the Owner and Joint Owner acting jointly. If we receive written authorization from both the Owner and Joint Owner in Good Order, then, upon our consent, we will allow either to represent the entire ownership interest in the Contract, until that authorization has been revoked by either party. This Contract will treat the Owner as having contributed 100% of the Purchase Payments. Therefore, we will treat the Owner as the taxpayer with respect to all distributions made under the Contract while he or she is the Owner, whether or not a Joint Owner is also named.

                                PURCHASE PAYMENTS

PURCHASE PAYMENTS: The initial Purchase Payment must be paid on the Contract Date. In general, subsequent Purchase Payments may be made at any time before the Annuity Date. However, no Purchase Payments may be made on or after the sole or older of the Owner's or Joint Owner's, or Annuitant's 86th birthday. The Minimum Subsequent Purchase Payment, Annual Purchase Payment Limits and Aggregate Purchase Payment Limit are shown on the Contract Data pages.

ALLOCATION OF PURCHASE PAYMENTS: Invested Purchase Payments are allocated to one or more of the Allocation Options in accordance with your selection. The allocation of the initial Invested Purchase Payment is made in accordance with your selection made on the Contract Date. You may change the allocation of future Invested Purchase Payments at any time. If, after the Initial Purchase Payment, we receive a Purchase Payment without allocation instructions, we will allocate the corresponding Invested Purchase Payment in the same proportion as the most recent Purchase Payment you made (unless that was a Purchase Payment you directed us to allocate on a one-time only basis.) Assuming that all other requirements are received in Good Order, we reserve the right to allocate your initial Invested Purchase Payment to the Money Market Subaccount until we receive your allocation selection. All allocations of Invested Purchase Payments are subject to the Allocation Guidelines shown on the Contract Data pages.

Currently, you may select as many of the available Allocation Options as you wish. However, we reserve the right to limit this in the future, if necessary, in order to comply with federal or state law, subject to regulatory approval. If the Purchase Payment and forms required to issue a Contract are in Good Order, the initial Invested Purchase Payment will be credited to your Contract within two (2) Business Days after receipt at the Annuity Service Center. Additional Invested Purchase Payments will be credited to your Contract as of the Business Day they are received.

                                 CONTRACT VALUE

Your Contract Value is the total of all amounts credited to your Contract as of any Business Day as a result of your initial Invested Purchase Payment and the increases and decreases described below.

On the Contract Date, the Contract Value is equal to the initial Invested Purchase Payment. After that, the Contract Value as of any Business Day is determined by starting with the Contract Value at the end of the previous day and adjusting it for items that increase it or decrease it.

Items that increase the Contract Value are: Invested Purchase Payments, interest credited under an Interest Rate Investment Option, positive investment performance in a Subaccount, and any adjustment under the Spousal Continuance Benefit.

Items that decrease the Contract Value are: withdrawals and the charges associated with them; negative investment performance in a Subaccount; Insurance Charge; Contract Maintenance Charge, if applicable; Transfer Charge; and charges for any type of tax (or component thereof) measured by or based on the amount of Purchase Payment we receive.

Investment results, interest credited under the Fixed Rate Investment Option, if applicable, and interest credited under the DCA Fixed Rate Investment Option, if applicable, are applied daily and the Insurance Charge is deducted daily. The Contract Maintenance Charge is deducted annually as of the Contract Anniversary and upon a total withdrawal. Other charges are assessed only if the appropriate event occurs.

To determine the value of your Contract, we use a unit of measure called an accumulation unit. Each day we determine the value of an accumulation unit for each of the Variable Investment Options. We do this by: (1) adding up the total amount of money allocated to a specific investment option; (2) subtracting from that amount insurance charges and any other applicable charges, such as for taxes; and (3) dividing this amount by the number of outstanding accumulation units.

When you make a Purchase Payment, we credit your Contract with accumulation units of the subaccount or subaccounts selected. The number of accumulation units credited to your Contract is determined by dividing the amount of the Purchase Payment allocated to an investment option by the unit price of the accumulation unit for that investment option. The number of accumulation units canceled by withdrawals or charges (other than those expressed as a percent of Contract Value) is equal to the amount of the withdrawal or charge divided by the unit price of the accumulation unit for the investment option(s) from which the withdrawal or charge is made. We calculate the unit price for each investment option after the New York Stock Exchange closes each day and then credit your Contract. The value of the accumulation units can increase, decrease, or remain the same from day to day.

                            VARIABLE SEPARATE ACCOUNT

THE VARIABLE SEPARATE ACCOUNT: The Variable Separate Account is designated on the Contract Data pages. It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts. The assets of the Variable Separate Account, equal to reserves and other liabilities of your Contract and those of other owners, will not be charged with liabilities arising out of any other business we may conduct. The operation of the Variable Separate Account is subject to the laws of the state in which the Contract is delivered.

The Variable Separate Account assets are divided into Subaccounts. The assets of the Subaccount are allocated to the Variable Investment Option(s) shown on the Contract Data pages. We may restructure, eliminate or combine Subaccounts or add to or eliminate Variable Investment Option(s) from those shown. You may be permitted to transfer your Contract Value or allocate Invested Purchase Payments to the additional Subacount(s). However, the right to make such transfers or allocations will be limited by any terms and conditions imposed to comply with federal or state law, subject to regulatory approval.

Should the shares of any Variable Investment Option(s) become unavailable for investment by the Variable Separate Account, we deem further investment in the shares inappropriate, or if required for tax reasons, we may limit further purchase of such shares or substitute shares of another Variable Investment Option for shares already purchased.

VALUATION OF ASSETS: The value of the shares held by the Subaccounts in the Variable Investment Options will be based on the net asset value of the Investment Option on each Business Day.

INSURANCE CHARGE: Each Business Day, we deduct an Insurance Charge from the Subaccounts of the Variable Separate Account which is equivalent, on an annual basis, to the amount shown on the Contract Data pages. The amount of the Insurance Charge is based on whether you have elected the GMDB.

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                      MARKET VALUE ADJUSTMENT (MVA) OPTION

INTEREST SEGMENT: An interest segment is created whenever you allocate or transfer an amount to an MVA Option. You may have multiple interest segments associated with an MVA Option. We credit interest to the amount in each interest segment at the daily equivalent of the specific rate declared for that interest segment until the earliest of:

    (1) the date the Contract is surrendered;

    (2) the date the amount is withdrawn;

    (3) the date the amount is transferred;

    (4) the maturity date of the interest segment;

    (5) the Annuity Date; and

    (6) the date as of which a death benefit is determined.

GUARANTEED INTEREST RATE (GIR) PERIOD: When you allocate or transfer an amount to an MVA Option, the option will have a GIR Period, which is the number of years for which the Guaranteed Interest Rate is applicable to that amount. The GIR Period will be a set number of years. We reserve the right to determine what MVA Options we will offer. You may not elect an MVA Option with a GIR Period that would mature after the Contract's Annuity Date.

At least 15 days, but not more than 45 days, prior to the end of a GIR Period, we will notify you, at your last known address, of the available MVA Options and their corresponding GIR Periods offered by us at that time. You have 30 days immediately following the end of the current GIR Period to provide us a written request in Good Order to elect one of the following options:

    (1) elect that the amount in the interest segment be allocated to an MVA Option with the same or different GIR Period as your current GIR Period, provided that we are offering a GIR Period of that duration at that time.;

    (2) transfer the amount to another Allocation Option; or

    (3) withdraw the amount from the Contract.

You may elect different options for different portions of an interest segment, subject to the minimum amount restrictions applicable to withdrawals and transfers. Withdrawals from a maturing interest segment during this 30-day period will be subject to any applicable Withdrawal Charge but not the MVA. Transfers from a maturing interest segment during this 30-day period will not be subject to Transfer Charges or the MVA. If you elect to allocate the amount in a maturing interest segment to an MVA option with the same or different GIR period, the interest rate you receive will be the one available on the day we receive your election instructions.

If we do not receive a written request in Good Order during the 30-day period immediately following the end of a GIR Period, the amount in that interest segment will be transferred to the money market subaccount at the end of the 30-day period. Amounts that you withdraw or transfer during the 30-day period will receive interest until the date of withdrawal or transfer. The interest rate will be the current interest rate available for an MVA Option with the same GIR Period as the maturing interest segment, on that segment's maturity date. If we do not offer such a period, the interest rate will be the current rate associated with the MVA Option with the shortest GIR Period available at the time.

ALLOCATIONS AND TRANSFERS TO MVA OPTIONS: You may allocate up to 100% of your purchase payments to an MVA Option. You may transfer up to 100% of your Contract Value to an MVA Option, except that no transfers may be made from the DCA Option, and amounts held in the Fixed Rate Investment Option are subject to the restrictions on transfers set forth in the Contract. You may invest in one MVA Option or a combination of MVA Options having different GIR Periods. The minimum allocation or transfer to any one MVA Option is $1,000.

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MARKET VALUE ADJUSTMENT (MVA): Amounts withdrawn from an MVA Option (including by transfer or annuitization), prior to the end of a GIR Period, may be subject to a Market Value Adjustment (MVA). The MVA is applied as a positive or negative adjustment to the applicable portion of the Contract Value by multiplying the withdrawal amount before deduction of any applicable Withdrawal Charge by the MVA factor.

The MVA factor is equal to:

                                              n to the 12th power

                                      1 + i
                                ------------- - 1
                                1 + j + .0025

                  where: i   =  the Guaranteed Interest Rate currently credited
                                to this interest segment at the time of the withdrawal, transfer, annuitization, or settlement.

                         j   =  the current credited interest rate at the time
                                of the withdrawal, transfer, annuitization, or settlement for an MVA Option having a GIR Period equal to n/12 years. If such a GIR period is not offered by us, the rate will be determined using linear interpolation of the nearest offered rates.

                         n   =  the number of months remaining in this interest
                                segment's GIR Period (rounded up).

If we no longer offer a particular GIR Period, for the purpose of determining a rate for use in the MVA formula, we will use linear interpolation and the current rates of the GIR Periods closest in duration to those to be used in the formula. If we cannot interpolate, the current crediting rate for any GIR Period not being offered will be equal to:

    1)  the current Treasury spot rate for that GIR Period, plus

    2) the current crediting rate for the next longer GIR Period then being offered, minus

    3)  the current Treasury spot rate for that next longer GIR Period.

The current rate (j) in the MVA formula is subject to the same Minimum Interest Crediting Rate as the GIR.

If the current rate (j) in the MVA formula is higher than the guaranteed rate
(i) for an interest segment, the value of that segment will experience a negative MVA upon withdrawal, transfer, annuitization, or settlement. If the current rate (j) in the MVA formula is lower than the guaranteed rate (i) for an interest segment, the value of that segment may experience a positive MVA upon withdrawal, transfer, annuitization or settlement.

A Market Value Adjustment will not be applied to a withdrawal, transfer, annuitization, or settlement within 30 days immediately following the end of a GIR Period.

A Market Value Adjustment will not be applied to any cancellation of the Contract under the RIGHT TO CANCEL CONTRACT provision on the cover page of the Contract.

A Market Value Adjustment will not be applied when the death benefit is payable.

A detailed description of the MVA formula has been filed with the Superintendent.

If the Company no longer offers this Endorsement on the underlying Contract Form at any time, the crediting rates available for subsequent Purchase Payments will be used to determine the value of "j" in the MVA formula above.

WITHDRAWALS FROM MVA OPTIONS: A withdrawal from an interest segment associated with an MVA Option, within 30 days immediately following the end of its GIR Period, is not subject to the MVA. You may specify the interest segment or MVA Option from which you would like to make a withdrawal. If you specify an MVA Option, but not an interest segment, the withdrawal will be taken from the interest segment associated with that MVA Option that has the least time remaining until its maturity date. If you request a withdrawal from your contract, and do not provide specific instructions, we will take the withdrawal on a pro-rata basis from all Allocation Options to which your Contract Value is allocated. In this situation, all funds in MVA Options will be summed and considered as one Allocation Option. The portion of the withdrawal associated with MVA Options will be taken from the interest segments with the least amount of time remaining until the maturity date, regardless of the GIR period. A withdrawal from an MVA Option may be subject to an MVA, even if the withdrawal is not subject to a Withdrawal Charge because it is a Charge-Free Amount.

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TRANSFERS FROM MVA OPTIONS:

A transfer from an interest segment associated with an MVA Option is subject to an MVA unless made during the 30 days immediately following the end of its GIR Period. You may specify the interest segment or MVA Option from which you would like to make a transfer. If you specify an MVA Option, but not an interest segment, the transfer will be taken from the interest segment associated with that MVA Option that has the least time remaining until its maturity date. Transfers from an interest segment within the 30 days immediately following the end of a GIR Period do not count toward the maximum number of transfers which may be made under the Contract. Transfers from an MVA Option at any other time count toward the maximum number of transfers which may be made under the Contract and may be subject to a Transfer Charge. Any Transfer Charge will be deducted from the unadjusted Contract Value before any adjustment for the MVA. If a transfer is being made from more than one interest segment or MVA Option, the applicable Transfer Charge will be proportionally deducted from the Contract Value associated with each MVA Option or interest segment. Any deduction for Transfer Charges will be made prior to the transfer. If a Transfer Charge is applicable, and the full amount in an interest segment or an MVA Option is being transferred, the Transfer Charge will be deducted first from the Contract Value, and the remaining amount will then be transferred. If a Transfer Charge is applicable, and the amount in an interest segment or MVA Option is insufficient to pay the Transfer Charge and provide the requested transfer amount, the Transfer Charge will be deducted first from the unadjusted Contract Value, and the remaining amount will then be transferred.

We reserve the right to defer payment for a withdrawal or transfer from an MVA Option for the period permitted by law, but for not more than six months after a request in Good Order is received by us at the Annuity Service Center.

                          FIXED RATE INVESTMENT OPTION

INTEREST RATES: The Initial Interest Segment Interest Rate applicable to the Fixed Rate Investment Option on the Contract Date is shown on the Contract Data page. It is equal to the sum of the Initial Base Interest Crediting Rate and any applicable Initial Additional Interest Crediting Rate. The Initial Base Interest Crediting Rate and the Initial Additional Interest Crediting Rate are shown on the Contract Data page. We will credit interest to the portion of the initial Purchase Payment, if any, allocated to the Fixed Rate Investment Option at the daily equivalent of these rates.

The Base Interest Crediting Rate is credited on allocations and transfers to the Fixed Rate Investment Option. The rate will be declared when allocations or transfers are made. The declared Base Interest Crediting Rate will never be less than the Minimum Interest Crediting Rate shown on the Contract Data page.

The Additional Interest Crediting Rate is in addition to the Base Interest Crediting Rate we credit. The Additional Interest Crediting Rate is credited on allocations to the Fixed Rate Investment Option. Additional Interest Crediting Rates for allocations to this Option will be declared when those allocations are made. This rate will only be credited for the first year of each such allocation. We reserve the right to limit the availability of the Additional Interest Crediting Rate. Transfers to the Fixed Rate Investment Option are not eligible to receive the Additional Interest Crediting Rate.

ONE-YEAR INTEREST SEGMENT: A one-year interest segment is created whenever you allocate or transfer an amount to the Fixed Rate Investment Option. We credit interest to the amount in each interest segment daily at a specific rate declared for that interest segment until the earliest of: the date it is withdrawn; the date it is transferred to another Allocation Option; the maturity date of the one-year interest segment; the Annuity Date; and the date as of which a death benefit is determined.

TRANSFERS FROM FIXED RATE INVESTMENT OPTION: At the maturity date of a one-year interest segment, you have 30 days during which you may elect to transfer the amount in that interest segment into any other Allocation Option available on that date, other than a DCA Option. Once you have made an election, and we have received it, it may not be reversed.

Amounts that you withdraw or transfer into another Allocation Option during the 30 day period will receive interest from the maturity date to the date of withdrawal or transfer at the rate that would have applied to those amounts had you taken no action within the 30 day period. If you do not make an election to transfer within 30 days following the maturity date of the interest segment, we will transfer the amount in the interest segment on the maturity date to another one-year interest segment. Amounts that are transferred to another one-year interest segment during the 30 day period will receive the rate that is effective as of the maturity date for that interest segment.

You may only make transfers from a one-year interest segment within the 30 day period immediately following the maturity date of that interest segment. However, we reserve the right to permit transfers from a one-year interest segment prior to the maturity date of that interest segment.

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TRANSFERS INTO FIXED RATE INVESTMENT OPTION: At our discretion you may make transfers from any other Allocation Option into the Fixed Rate Investment Option. Each transfer will create a new one-year interest segment. We credit interest to the amount in each interest segment daily at a specific rate declared for that interest segment. Transfers into the Fixed Rate Investment Option from any of the other Allocation Options will not be eligible for an Additional Interest Crediting Rate amount.

DEFERRAL OF PAYMENTS OR TRANSFERS FROM THE GENERAL ACCOUNT: We reserve the right to defer payment for a withdrawal or transfer from the Fixed Rate Investment Option for the period permitted by law, but for not more than six months after a request in Good Order is received by us at the Annuity Service Center.

            DOLLAR COST AVERAGING (DCA) FIXED RATE INVESTMENT OPTION

DCA PROGRAM: If a DCA Program is elected, you may allocate all or part of your Invested Purchase Payments to the DCA Fixed Rate Investment Option ("DCA Option"). The DCA Program provides for a systematic transfer of the funds allocated to the DCA Option on a periodic basis from the DCA Option to selected Allocation Options for a given number of payments. However, you may not transfer any Contract Value to the DCA Option from the other Allocation Options.

INTEREST TO BE CREDITED: A DCA Interest Segment is a portion of the DCA Option that is created when you allocate all or part of an Invested Purchase Payment to the DCA Option. We credit interest to the amount in each DCA Interest Segment daily at the daily equivalent of a specific rate declared for that DCA Interest Segment until the earliest of: 1) the date the amount in the DCA Interest Segment is transferred out of the DCA Interest Segment; 2) the date the amount in the DCA Interest Segment is withdrawn; 3) the date as of which any death benefit payable is determined, and 4) the Annuity Date. The initial Interest Segment Interest Rate applicable for Invested Purchase Payments allocated to the DCA Option on the Contract Date is shown on the Contract Data pages. Interest rates for future allocations to the DCA Option will be declared on or before the date when those allocations are made. The declared rates will never be less than the Minimum Guaranteed Interest Rate shown on the Contract Data pages. The current effective interest rates can be found by contacting the representative who sold you this Contract or by calling the Annuity Service Center.

TRANSFERS: Invested Purchase Payments allocated to the DCA Option are transferred systematically on a periodic basis to the other Allocation Options that you have specified. We will transfer the amount allocated in a series of equal payments on each transfer date such that the amount of each payment corresponds to the number of payments for the period selected for the transfers. The final transfer includes the interest credited during the period (but see below for the effect of withdrawals). The first periodic transfer from the DCA Option is made as of the date of the allocation of the applicable Invested Purchase Payment. Subsequent transfers are made periodically on the anniversary of the first transfer (for example, monthly or quarterly). The final transfer amount includes the interest credited during the elected period. Once the initial transfer has been processed, the transfer period may not be changed. The other Allocation Options to which the transfers are being made may be changed. Transfers from the DCA Option do not count toward the maximum number of free transfers permissible under the Contract.

EFFECT OF WITHDRAWALS ON TRANSFERS: Withdrawals from the DCA Option are permitted. We will recalculate the periodic transfer amount to reflect the reduction in the DCA Option caused by the withdrawal. This recalculation may include some or all of the interest credited to the date of the next scheduled transfer. Any interest that is not included in the recalculated transfer amount will be paid with the final transfer amount, unless there is another subsequent withdrawal. Deductions of the Contract Maintenance Charge, Insurance Charge, or any other charges for optional benefits are treated as withdrawals for this purpose. If a withdrawal reduces the periodic transfer amount to below $100, the remaining balance in the DCA Option will be transferred to the other Allocation Options that you had most recently selected for the DCA Program on the next scheduled transfer date. If a withdrawal request does not specify the Allocation Options from which the withdrawal is to be made, we will take the withdrawals on a pro-rata basis from all Allocation Options to which your Contract Value is then allocated. Systematic withdrawals from the DCA Option are permitted.

DEFERRAL OF PAYMENTS OR TRANSFERS FROM THE GENERAL ACCOUNT: We reserve the right to defer payment for a withdrawal or transfer from the DCA Option for the period permitted by law, but for not more than six months after a request in Good Order is received by us at the Annuity Service Center.

                           CONTRACT MAINTENANCE CHARGE

We deduct an annual Contract Maintenance Charge shown on the Contract Data pages. We determine your Contract Value as of your Contract Anniversary and make any deductions required on a pro-rata basis from all Allocation Options to which your Contact Value is allocated. If a total withdrawal is made on other than a Contract Anniversary, we will determine your Contract Value and make a deduction for the Contract Maintenance Charge the same as we would if it were a Contract Anniversary.

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                                    TRANSFERS

TRANSFERS DURING THE ACCUMULATION PERIOD: A transfer is subject to the following:

    1. the maximum number of transfers which may be made, the maximum number of transfers which are not subject to a Transfer Charge and the minimum amount which may be transferred are shown on the Contract Data pages;

    2. a Transfer Charge is deducted if a transfer exceeds the maximum number of free transfer. The Transfer Charge is shown on the Contract Data pages. The Transfer Charge is deducted from the amount which is transferred;

    3. a transfer will be effected as of the end of the Business Day when we receive a request in Good Order;

    4. we are not responsible for the consequences resulting from a transfer made in accordance with your instructions;

    5. your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners or if required to do so by applicable laws or regulations. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Owners or to ensure compliance with such laws or regulations. A modification could be applied to transfers to or from one or more of the Subaccounts and could include, but not limited to:

              a. the requirement of a minimum time period between each transfer;

              b. not accepting a transfer request of an agent acting under a power of attorney on behalf of more than one Owner;

              c. limiting the dollar amount that may be transferred among the Subaccounts by an Owner at any one time; or

              d.  restricting the number of transfers per year.

No transfers are permitted after the Annuity Date.

                                   WITHDRAWALS

WITHDRAWALS: During the Accumulation Period, you may, upon a request in Good Order, make a total or partial withdrawal of the Contract Surrender Value. You may specify the Allocation Option(s) from which a withdrawal will be taken. If you do not specify, we will take the withdrawal on a pro-rata basis from all Allocation Option(s) to which your Contract Value is allocated.

We will pay the amount of any withdrawal within 7 days of receipt of request in Good Order unless the "Suspension or Deferral of Payments Provision" is in effect. If we postpone payment of a withdrawal for more than 7 days after we receive your withdrawal request, we will pay interest. The interest will be calculated daily from the date we receive your request, at the effective annual rate of 3%. No interest will be paid if the amount of interest calculated is less than $25.

Each partial withdrawal must be for an amount which is not less than the amount shown on the Contract Data pages. The minimum Contract Value which must remain in the Contract after a partial withdrawal in order to keep the Contract inforce is shown on the Contract Data pages. If the amount of the withdrawal requested would reduce the Contract Value below this minimum, we will give you the maximum amount available that, with the Withdrawal Charge, would not reduce the Contract Value below such minimum. Special rules may apply for IRAs.

When a withdrawal is taken from a tax-qualified Contract in order to satisfy a mandatory distribution requirement with respect to the Contract Value in this Contract, Withdrawal Charges will be waived on any amount that exceeds the Charge-Free Amount.

WITHDRAWAL CHARGE: A Withdrawal Charge may apply if you make a withdrawal during the Withdrawal Charge Period for a Purchase Payment. The amount of the Withdrawal Charge varies with the number of Contract Anniversaries that have elapsed since each Purchase Payment was made, and is a percentage, shown on the Contract Data pages, of the amount withdrawn that is subject to the charge. If a withdrawal is effective on the day before a Contract Anniversary, the Withdrawal Charge percentage used will be the one as of the following Contract Anniversary. If you request a partial withdrawal, we will deduct an amount from the Contract Value that is sufficient to pay the Withdrawal Charge, and provide you the amount requested.

In determining the Withdrawal Charge, Purchase Payments will be taken out before Earnings, on a first-in, first-out basis. Purchase Payments that are not subject to Withdrawal Charges are withdrawn first from the Contract. Purchase Payments that are subject to Withdrawal Charges are withdrawn next, on a first-in, first-out basis, and the Charge Free Amount is applied to these Purchase Payments. Once all Purchase Payments have been withdrawn, further withdrawals will be taken from any Earnings. Earnings are not subject to Withdrawal Charges.

Withdrawal Charges will never be greater than that permitted by any applicable law or regulation.

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                        GUARANTEED MINIMUM DEATH BENEFIT

The Guaranteed Minimum Death Benefit (GMDB) is a feature providing for the option to receive an enhanced death benefit upon the death of the sole Owner or the first to die of the Owner or Joint Owner during the Accumulation Period. The GMDB feature must be elected at the time you purchase your Contract. If you elect the GMDB feature, the GMDB Protected Value option is equal to the GMDB Step-Up. The Contract Data pages indicate whether you have elected the GMDB feature. The GMDB Protected Value is calculated daily.

GMDB STEP-UP -

IF THE SOLE OWNER OR THE OLDER OF THE OWNER AND JOINT OWNER IS LESS THAN AGE 80 ON THE CONTRACT DATE, the GMDB Step-Up before the first Contract Anniversary is the initial Invested Purchase Payment increased by subsequent Invested Purchase Payments and proportionally reduced by the effect of withdrawals (as described below). The GMDB Step-Up on each Contract Anniversary will be the greater of the previous GMDB Step-Up and the Contract Value as of such Contract Anniversary. Between Contract Anniversaries, the GMDB Step-Up will be increased by Invested Purchase Payments and reduced by the effect of withdrawals.

We stop increasing the GMDB Protected Value by any appreciation in the Contract Value on the later of: the Contract Anniversary coinciding with or next following the sole or older Owner's 80th birthday, or the 5th Contract Anniversary. However we still increase the GMDB Protected Value by subsequent Invested Purchase Payments and reduce it by the effect of withdrawals.

IF THE SOLE OWNER OR THE OLDER OF THE OWNER AND JOINT OWNER IS AGE 80 OR MORE ON THE CONTRACT DATE, the GMDB Step-Up before the third Contract Anniversary is the sum of Invested Purchase Payments, reduced by the effect of withdrawals (see below). On the third Contract Anniversary the GMDB Step-Up will be adjusted to the greater of the then current GMDB Step-Up or the Contract Value as of that Contract Anniversary. Thereafter the GMDB Protected Value is only increased by subsequent Invested Purchase Payments and reduced by the effect of withdrawals.

Where the words "reduced by the effect of withdrawals" are used in connection with the GMDB Step-Up, withdrawals from the Contract will reduce the GMDB Protected Value in the same proportion as they reduce the Contract Value. We calculate the proportion by dividing the Contract Value after the withdrawal (including Withdrawal Charges) by the Contract Value immediately prior to the withdrawal. The resulting percentage is multiplied by the GMDB Protected Value (before the withdrawal) in determining the GMDB Protected Value.

DEATH OF THE FIRST TO DIE OF THE OWNER AND JOINT OWNER DURING THE ACCUMULATION
PERIOD:

If you have elected the GMDB feature, and if the Owner or Joint Owner dies before the Annuity Date, the death benefit payable to your beneficiary will be as described below:

Upon receipt of due proof of death and any other documentation we need, the beneficiary is entitled to receive a death benefit equal to the greater of:

         (a) the Contract Value, adjusted as described above, as of the date we receive due proof of death and any other documentation we need; and

         (b) the GMDB Protected Value as of the date we receive due proof of death and any other documentation we need.

If you do not elect the GMDB feature, upon receipt of due proof of death and any other documentation we need, the beneficiary is entitled to receive a base death benefit equal to the greater of:

         (a) the Contract Value, adjusted as described above, as of the date we receive due proof of death and any other documentation we need; and

         (b) the initial Invested Purchase Payment increased by subsequent Invested Purchase Payments and reduced by the effect of withdrawals.

If the ownership of the Contract changes as result of an assignment, the value of the death benefit will be reset to the Contract Value as of the date of the assignment. Such value will be treated as a Purchase Payment made on that date for purposes of computing the death benefit.

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The Beneficiary may, within 60 days of providing proof of death, elect to take the death benefit under one of the death benefit payout options listed below, provided that any payout option shall not include a period certain that exceeds the life expectancy of the Beneficiary. The Beneficiary will be the sole measuring life in determining the amount of any such payout option. If no payout option is selected within the 60 days, the death benefit will be payable as a lump sum.

If the Owner and Joint Owner are not spouses at the time of the Owner's or Joint Owner's death, the Contract will not continue, the amount payable will equal the death benefit, and the Beneficiary will be required to choose one of the death benefit payout options described below. In that event, the payout described in Choice 2 and the beginning of the distribution described in Choice 3 will be based on the date of death of the first to die of the Owner or Joint Owner.

The death benefit payout options are:

         Choice 1 - lump sum payment of the death benefit; or

         Choice 2 - the payment of the entire death benefit within a period of 5 years from the date of death of the first to die of the Owner or Joint Owner. The entire death benefit will include any increases or losses resulting from the performance of the Allocation Options during this period. During this period the Beneficiary may: reallocate the Contract Value among the Allocation Options; name a Beneficiary to receive any remaining death benefit in the event of the Beneficiary's death; and make withdrawals from the Contract Value, in which case, any such withdrawals will not be subject to any Withdrawal Charges. However, the Beneficiary may not make any Purchase Payments to the Contract. During this 5 year period, existing charges and costs will be deducted from the death benefit as though the Contract had continued; or

         Choice 3 - payment of the death benefit under an Annuity or Settlement Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the first to die of the Owner or Joint Owner.

If the Owner and Joint Owner are spouses at the death of the first to die of the Owner and Joint Owner, any portion of the death benefit not applied under Choice 3 within one year of the date of death of the survivor must be distributed within 5 years of the survivor's date of death. If the Owner and Joint Owner are not spouses at the death of the first to die of the Owner and Joint Owner, any portion of the death benefit, not applied under Choice 3 within one year of the date of death of the first to die must be distributed within 5 years of the date of death of the first to die.

A death benefit payable during the Accumulation Period is not subject to a Market Value Adjustment. Once a death benefit becomes payable, the Payee's interest in any Annuity Benefit under the Contract will cease.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments Provision is in effect.

DEATH OF ANNUITANT DURING THE ACCUMULATION PERIOD: If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant. If there is no surviving Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. You have right to name a new Annuitant within 60 days. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner, a new Annuitant may not be designated, and the Annuitant will be the Owner for purposes of determining the death benefit.

DEATH OF ANNUITANT DURING THE ANNUITY PERIOD: If the Annuitant dies on or after the Annuity Date, the Settlement Option then in effect will govern whether or not we will continue to make any payments. The death of a non-Annuitant Owner or Joint Owner has no effect on the payout during the Annuity Period.

PAYMENT OF DEATH BENEFIT: We will require due proof of death and any other documentation we request in Good Order before any death benefit paid. All death benefit will be paid in accordance with applicable law or regulations governing death benefit payments.

SPECIAL TAX CONSIDERATIONS: There are special tax rules that apply to IRAs and other qualified contracts during both the Accumulation Period and Annuity Period governing distributions upon the death of the Owner. These rules are contained in provisions in the attached endorsements and supersede any other distribution rules contained in the Contract.

The preceding provisions regarding the death of the Owner are intended to satisfy the distribution at death requirements of section 72(s) of the Internal Revenue Code of 1986, as amended. We reserve the right to amend this Contract by subsequent endorsement as necessary to comply with applicable tax requirements, if any, which are subject to change from time to time. Such additional endorsements, if necessary to comply with amended tax requirements, will be mailed to you and become effective within 30 days of mailing, unless you notify us in writing, within that time frame, that you reject the endorsement.

If the Internal Revenue Service determines that the deductions for one or more benefits under this Contract, including, without limitation, the GMDB feature and any supplemental benefit added by endorsement, are taxable withdrawals, then the sole or surviving Owner may cancel the affected benefit(s) within 90 days after written notice from us.

                           SPOUSAL CONTINUANCE BENEFIT

This benefit is available if, on the date we receive due proof of the Owner's death, (1) there is only one Owner of the Contract and there is only one Beneficiary who is the Owner's spouse; or (2) there are an Owner and Joint Owner of the Contract, and the Joint Owner is the Owner's spouse and the Owner's Beneficiary under the Contract. In the case of (1) and (2) above, the surviving spouse cannot be older than age 95 on that date, and the surviving spouse will become the new Owner under the Contract. Assuming each of those conditions is present, the surviving spouse can elect the Spousal Continuance Benefit, but must do so no later than 60 days after furnishing due proof of the Owner's death in Good Order.

Upon activation of the Spousal Continuance Benefit, the Contract Value is adjusted to equal the amount of the death benefit to which the surviving spouse would have been entitled. This Contract Value will serve as the basis for calculating any death benefit payable upon the death of the surviving spouse. We will allocate any increase in the adjusted Contract Value among the Allocation Options in the same proportions that existed immediately prior to the spousal continuance adjustment.

Under the Spousal Continuance Benefit, we waive any potential Withdrawal Charges applicable to Purchase Payments made prior to activation of the Spousal Continuance Benefit. However, we will continue to impose Withdrawal Charges on Purchase Payments made after activation of the Spousal Continuance Benefit.

IF YOU ELECTED THE BASE DEATH BENEFIT, then upon activation of the Spousal Continuance Benefit, we will adjust the Contract Value to equal the greater of:

1.  the Contract Value, and

2.  the sum of all Invested Purchase Payments (adjusted for withdrawals).

IF YOU HAVE ELECTED THE GMDB FEATURE WITH THE GMDB STEP-UP, we will adjust the Contract Value to equal the following, which amount we refer to below as the "Contract Value (as adjusted to reflect the GMDB Step-Up Spousal Continuance Benefit)": The greater of:

1.  the Contract Value, and

2.  the GMDB Step-Up.

If the Contract is being continued by the surviving spouse in accordance with the Spousal Continuance provisions, the attained age of the surviving spouse will be the basis used in determining the death benefit payable under the Guaranteed Minimum Death Benefit provisions of the Contract.

SPOUSAL CONTINUANCE BENEFIT CANNOT BE ACTIVATED --

The Spousal Continuance Benefit cannot be activated and the Contract will not continue if the Beneficiary is not the Owner's spouse at the time we receive due proof of the Owner's death. The Beneficiary will be required to choose one of the death benefit payout options described in the Contract.

DEATH OF THE SURVIVING SPOUSAL OWNER DURING ACCUMULATION PERIOD AFTER ACTIVATION OF THE SPOUSAL CONTINUANCE BENEFIT --If a surviving spousal owner dies after activating the Spousal Continuance Benefit but before the Annuity Date, a death benefit will be payable, based on the applicable conditions described above.

                         ANNUITY AND SETTLEMENT OPTIONS

GENERAL: On the Annuity Date, the Adjusted Contract Value will be applied under the Annuity or Settlement Option you have selected. If the Adjusted Contract Value is less than $2,000, or if the payment under any option selected would be less than $20 per month, we reserve the right to pay out the Adjusted Contract Value in a lump sum. We guarantee that the dollar amount of each payment, once determined, will not be affected by variations in mortality or expense experience.

SELECTION OF AN ANNUITY OR SETTLEMENT OPTION: You may select an Annuity or Settlement Option by notifying us of the selected option in Good Order. If no Annuity or Settlement Option is selected, or if the chosen Option is not received in Good Order, Option 2, Life Income Annuity Option, will automatically be applied. You may, at any time prior to the Annuity Date, by a request in Good Order 30 days in advance, select and/or change the Annuity or Settlement Option.

If an annuity option is selected, the payment amount will be calculated using the Annuity Settlement Tables shown on Page 19. This payment amount will never be less than what the amount of your Contract Value would purchase under any comparable single premium immediate annuity we are then offering for sale to a similar class of annuitants.

ANNUITY AND SETTLEMENT OPTIONS: This Contract provides for payments under one of the Annuity or Settlement Options described below. Any other Annuity or Settlement Option acceptable to us may be selected.

OPTION 1 - FIXED PERIOD ANNUITY OPTION. We will make equal payments for a period you choose, from 10 years up to 25 years. At your choice, we will make such payments annually, semi-annually, quarterly, or monthly. The Option 1 Table shows the minimum amounts we will pay.

OPTION 2 - LIFE INCOME ANNUITY OPTION. We will make payments for as long as the Annuitant lives, with payments certain for 120 months. At your choice, we will make such payments annually, semi-annually, quarterly or monthly. Table 2 shows the minimum amounts we will pay.

OTHER ANNUITY OR SETTLEMENT OPTIONS: We may offer or consent to other settlement options, including life income annuity options with payments certain for a period of other than 120 months. Contact the representative who sold you the Contract or call the toll-free number listed on your quarterly statement for information.

ANNUITY: Unless you designate another Payee, you will be the Payee of the Annuity Payments. The Adjusted Contract Value will be applied to the applicable Annuity Table contained in this Contract based upon the Annuity Option you have selected. The amount of the first payment for each $1,000 of Adjusted Contact Value is shown in the Annuity Tables. If when Annuity Payments begin we are using tables of annuity rates for these Contracts which result in larger Annuity Payments, we will use those tables instead. Annuity Payments will depend on the age and sex of the Annuitant, where permitted

ANNUITY BENEFITS NOT SUBJECT TO WITHDRAWAL CHARGES: The Annuity Benefit will not be subject to a Withdrawal Charge if you choose Option 1 or Option 2. In addition to the methods of payment described in this Contract, you may choose from other methods of payment which are not subject to a Withdrawal Charge.

                                   BENEFICIARY

BENEFICIARY: The Beneficiary designation in effect on the Contract Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at the death of the first to die of the Owner or Joint Owner during the Accumulation Period. The Owner must be the primary Beneficiary of the Joint Owner, and the Joint Owner must be the primary Beneficiary of the Owner. Other than primary Beneficiaries, Beneficiaries must be the same for both the Owner and Joint Owner.

When a Beneficiary is designated, any relationship shown is to the Owner unless otherwise specified.

To show priority among Beneficiaries, we will label the classes, so that the class with first priority is called the primary class, the class with next priority is called the secondary class, and so on. The following statements apply to Beneficiaries unless the Contract Data pages, Contract endorsement or any change request that we have processed specifies otherwise:

         One who survives the first to die of the Owner and Joint Owner will have the right to be paid only if no one in a prior class survives the first to die of the Owner and Joint Owner.

         One who has the right to be paid will be the only one paid if no one else in the same class survives the first to die of the Owner and Joint Owner.

         Two or more in the same class who have the right to be paid in equal shares.

         If no one survives the sole Owner, we will pay in one sum to the Owner's estate.

         Unless you notify us otherwise in writing received in Good Order, when there is insufficient evidence to determine the order of death, we will deem the Owner to be the last survivor and make payment to the Owner's Beneficiary.

         Before we make a payment, we have the right to decide what reasonable proof we need of the identity, age or any other facts about any persons designated as Beneficiaries. If Beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

CHANGE OF BENEFICIARY: To initiate a change of Beneficiary, call the toll-free number listed on your statement or contact the representative who sold you the Contract. We will send you a change request form. We may also ask you to send us the Contract. The change of beneficiary will take effect on the date you sign the change request form, provided such request is received in Good Order. Then, any previous Beneficiary's interest will end as of the date the change request is signed and we receive it in Good Order, even if the Owner or Joint Owner is not living when we process the request.

                 SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANFERS
                            FROM THE SEPARATE ACCOUNT

We reserve the right to suspend or postpone payments from the Separate Account for a withdrawal or transfer for any period when:

   1. the New York Stock Exchange is closed (other that customary weekend and holiday closings);

   2.  trading on the New York Stock Exchange is restricted;

   3. an emergency exists as a result of which disposal of shares of the Investment Options held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of such shares; or

   4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

                               GENERAL PROVISIONS

THE CONTRACT: The entire Contract consists of this Contract, and any attached application, endorsement or riders. This Contract may be changed or altered only by our President or Secretary. Any change, modification or waiver must be made in writing. This Contract may not be modified by us without your consent except as may be required by applicable law, including changes necessary to comply with IRS requirements for annuity contracts, or as set forth in this Contract.

ASSIGNMENT OF A CONTRACT: A request in Good Order specifying the terms of an assignment of a Contract must be provided to the Annuity Service Center. We are under no obligation to verify the assignment's validity or sufficiency. We will not be liable for any payment made or action taken before we record the assignment. If any Owner is living on the Annuity Date and an assignment is in effect on that date, we have the right to pay the Contract Surrender Value in one lump sum to the assignee where notice in Good Order is received. Partial assignments, collateral or otherwise, are not allowed without our approval. We reserve the right to restrict or refuse any assignment.

An assignment which results in a change of ownership will affect the value of the death benefit. Please see the section of the Contract entitled, "Guaranteed Minimum Death Benefits," for more information.

We will not be responsible for the validity or tax consequence of any assignment. Any assignment made after the death benefit has become payable will be valid only with our consent.

If the Contract is assigned, your rights may only be exercised with consent of the assignee of record.

NON-PARTICIPATING IN SURPLUS: This Contract does not share in any distribution of our profits or surplus.

INCONTESTABILITY: We will not contest this Contract. We consider all statements made in the application for this Contract to be representations, not warranties.

MISSTATEMENT OF AGE OR SEX: We may require proof of age of the Annuitant before making any life contingent Annuity Payment provided for by this Contract. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Contract Value would have provided at the true age or sex.

Once Annuity Payments have begun, any underpayments, with interest at 5% will be made up in one sum with the next Annuity Payment, and overpayments, with interest at 5%, will be deducted from the future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT: This Contract must be returned to us upon any settlement.

REPORTS: We will send you a report four times each calendar year until the Annuity Date showing your Contract Value and other relevant information about your Contract. We will also furnish an annual report of the Separate Account. These reports will be sent to your last known address.

TAXES: Any taxes, including any type of tax (or component thereof) measured by or based upon any portion of the Purchase Payment we receive, paid to any governmental entity will be charged against the Contract Value, unless a deduction was made for this tax in calculating the Invested Purchase Payment amount. We will, in our sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by us of the Purchase Payment(s); or commencement of Annuity Payments. We may, at our discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We reserve the right to establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account. We will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL: Before we make a payment, we have the right to require reasonable proof of continued life and any other documentation we need to make a payment. We can require this proof for any person whose life or death determines whether or to whom we must make the payment.

PROTECTION OF PROCEEDS: No beneficiary may commute, encumber, alienate, or assign any payments under this Contract before they are due. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payments thereof.

                               VALUES AND BENEFITS

Any cash values, paid up annuities and death benefits that may be available under this Contract are not less than the minimum benefits required by the law of any state in which this Contract is delivered.

                            ANNUITY SETTLEMENT TABLES

Tables 1 and 2 below are applied to the Adjusted Contract Value to compute the minimum amount of the annuity payment. Table 1 is used to compute the minimum annuity payment under Option 1 (Fixed Period Annuity Option). Table 2 is used to compute the minimum annuity payment under Option 2 (Life Income Annuity Option). The rates in Tables 1 and 2 are applied per $1,000 of Adjusted Contract Value.

The annuity payments in Table 2 are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age" Table.

When we computed the amounts shown in Table 2 below, we adjusted the Annuity 2000 Mortality Table to an age last birthday basis, less two years, with projected mortality improvements (modified Scale G). We used an interest rate of 3% per year in preparing Table 2.

                                     TABLE 1

------------------------------------------------------------------------------------------------------------
Number         Monthly       Number       Monthly       Number of       Monthly       Number of      Monthly
of Years       Payment      of Years      Payment         Years         Payment         Years        Payment
------------------------------------------------------------------------------------------------------------
    1          $84.47           8         $11.68            14           $7.26            20          $5.51
-----------------------------------------------------------------------------------------------------------
    2           42.86           9          10.53            15            6.87            21           5.32
-----------------------------------------------------------------------------------------------------------
    3           28.99          10           9.61            16            6.53            22           5.15
-----------------------------------------------------------------------------------------------------------
    4           22.06          11           8.86            17            6.23            23           4.99
-----------------------------------------------------------------------------------------------------------
    5           17.91          12           8.24            18            5.96            24           4.84
-----------------------------------------------------------------------------------------------------------
    6           15.14          13           7.71            19            5.73            25           4.71
-----------------------------------------------------------------------------------------------------------
    7           13.16
-----------------------------------------------------------------------------------------------------------
In using Table 1, multiply the monthly amount by 2.993 for quarterly, 5.963 for semi-annual, or 11.839 for annual payments.

                                     TABLE 2

------------------------------------------------------------------------------------------------------------
Adjusted                              Adjusted                               Adjusted
   Age         Male      Female         Age          Male        Female         Age        Male       Female
------------------------------------------------------------------------------------------------------------
   41         $3.40      $3.25           61          $4.66        $4.32          81        $7.67       $7.33
------------------------------------------------------------------------------------------------------------
   42          3.44       3.29           62           4.76         4.41          82         7.85        7.53
------------------------------------------------------------------------------------------------------------
   43          3.48       3.32           63           4.87         4.50          83         8.02        7.73
------------------------------------------------------------------------------------------------------------
   44          3.53       3.35           64           4.98         4.60          84         8.18        7.93
------------------------------------------------------------------------------------------------------------
   45          3.57       3.39           65           5.10         4.71          85         8.33        8.12
------------------------------------------------------------------------------------------------------------
   46          3.62       3.43           66           5.23         4.82          86         8.48        8.29
------------------------------------------------------------------------------------------------------------
   47          3.67       3.47           67           5.36         4.94          87         8.62        8.46
------------------------------------------------------------------------------------------------------------
   48          3.72       3.51           68           5.49         5.06          88         8.75        8.61
------------------------------------------------------------------------------------------------------------
   49          3.77       3.56           69           5.64         5.19          89         8.87        8.75
------------------------------------------------------------------------------------------------------------
   50          3.83       3.61           70           5.78         5.33          90         8.98        8.88
------------------------------------------------------------------------------------------------------------
   51          3.88       3.66           71           5.94         5.48          91         9.08        8.99
------------------------------------------------------------------------------------------------------------
   52          3.95       3.71           72           6.10         5.63          92         9.16        9.09
------------------------------------------------------------------------------------------------------------
   53          4.01       3.76           73           6.26         5.79          93         9.24        9.18
------------------------------------------------------------------------------------------------------------
   54          4.08       3.82           74           6.43         5.96          94         9.32        9.26
------------------------------------------------------------------------------------------------------------
   55          4.15       3.88           75           6.60         6.14          95         9.38        9.33
------------------------------------------------------------------------------------------------------------
   56          4.22       3.94           76           6.78         6.33
------------------------------------------------------------------------------------------------------------
   57          4.30       4.01           77           6.95         6.52
------------------------------------------------------------------------------------------------------------
   58          4.38       4.08           78           7.13         6.71
------------------------------------------------------------------------------------------------------------
   59          4.47       4.16           79           7.31         6.92
------------------------------------------------------------------------------------------------------------
   60          4.56       4.24           80           7.49         7.12
------------------------------------------------------------------------------------------------------------

                           Translation of Adjusted Age

--------------------------------------------------------------------------------------------------------------
Calendar Year in Which                                     Calendar Year in Which
 First Payment Is Due               Adjusted Age            First Payment Is Due               Adjusted Age
--------------------------------------------------------------------------------------------------------------
    Prior to 2010                Actual Age                  2050 through 2059              Actual Age minus 5
--------------------------------------------------------------------------------------------------------------
  2010 through 2019              Actual Age minus 1          2060 through 2069              Actual Age minus 6
--------------------------------------------------------------------------------------------------------------
  2020 through 2029              Actual Age minus 2          2070 through 2079              Actual Age minus 7
--------------------------------------------------------------------------------------------------------------
  2030 through 2039              Actual Age minus 3          2080 through 2089              Actual Age minus 8
--------------------------------------------------------------------------------------------------------------
  2040 through 2049              Actual Age minus 4          2090 through 2099              Actual Age minus 9
--------------------------------------------------------------------------------------------------------------

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.
NON-PARTICIPATING. ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. AMOUNTS DIRECTED TO A MARKET VALUE ADJUSTMENT OPTION MAY BE ADJUSTED UPWARD OR DOWNWARD BY APPLICATION OF MARKET VALUE ADJUSTMENT FORMULA.